EXHIBIT (a)(2)
        ESTABLISHMENT OF RIGHTS OF CLASSES A, B, C, AND R SHARES

   The undersigned, being the directors of Montana Tax-Free Fund, Inc., a North Dakota corporation (the "Fund"), acting pursuant to Article 4 of the Articles of Incorporation, as amended on November 23, 1999 (the "Articles"), do hereby establish the rights and preferences of the classes of shares of the Fund designated as Class A shares, Class B shares, Class C shares and Class R shares in the Articles as follows:

   1. Class A shares, Class B shares, Class C shares, and Class R shares shall be entitled to all rights and preferences accorded to shares under the Articles.

    2. The purchase price of Class A shares, Class B shares, Class C shares, and Class R shares, the method of determination of the net asset value of Class A shares, Class B shares, Class C shares, and Class R shares, the price, terms, and manner of redemption of Class A shares, Class B shares, Class C shares, and Class R shares, any conversion or exchange feature or privilege of Class A shares, Class B shares, Class C shares, and Class R shares, and the relative dividend rights of the holders of Class A shares, Class B shares, Class C shares, and Class R shares shall be established by the directors of the Fund in accordance with the Articles and shall be set forth in the current prospectus and statement of additional information of the Fund, as amended from time to time, contained in the Fund's registration statement under the Securities Act of 1933, as amended.

   3. Each of the Class A shares, Class B shares, Class C shares, and Class R shares shall bear the expenses of payments under any distribution and service agreements entered into by or on behalf of the Fund with respect to that class and any other expenses that are properly allocated to such class in accordance with the Investment Company Act of 1940 (the "1940 Act") or any rule or order issued thereunder and applicable to the Fund.

   4. As to any matter on which shareholders are entitled to vote, Class A shares, Class B shares, Class C shares, and Class R shares shall vote in the manner set forth in the Articles.

   5. The designation of Class A shares, Class B shares, Class C shares, and Class R shares shall not impair the power of the directors from time to time to designate additional classes of shares of the Fund.

6. Subject to the applicable provisions of the Articles, the 1940 Act, and the North Dakota Business Corporation Act, the directors may from time to time modify the preferences, voting powers, designation, rights, and privileges of any of the foregoing classes without any action or consent of the shareholders.

   IN WITNESS WHEREOF, the undersigned, being the directors of the Fund, have executed this instrument as of this 3rd day of December, 1999.

/s/Lynn W. Aas
---------------
Lynn W. Aas



/s/Orlin W. Backes
------------------
Orlin W. Backes



/s/James Maxson
----------------
R. James Maxson



/s/Peter A. Quist
-----------------
Peter A. Quist



/s/Robert E. Walstad
--------------------
Robert E. Walstad